THE STEPHAN CO.
1850 WEST McNAB ROAD
FORT LAUDEDALE, FL  33309








THE STEPHAN CO. ANNOUNCES RECEIPT OF AMEX LETTER


Ft. Lauderdale, FL, June 10, 2005 -- The Stephan Co. (AMEX: TSC) (the "Company") announced today that on June 7, 2005, the Company received notification from the American Stock Exchange ("AMEX") that the failure to hold an annual meeting of shareholders by May 31, 2005, in accordance with a previously announced plan of compliance, put the Company in violation of
Section 704 of the AMEX Company Guide. Additionally, the failure of the Company to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the failure to file its quarterly report on Form 10-Q for the quarter ended March 31, 2005, as required by Sections 134 and 1101 of the AMEX Company Guide, is a violation of its listing agreement with the AMEX. Pursuant to Section 1003(d) of the above referenced Company Guide, the Exchange Staff has determined that it was appropriate to initiate immediate delisting proceedings.

The Company intends to promptly request an oral hearing before a Listing Qualifications Panel but is unable to speculate on the timing or outcome of such a hearing.

*     *     *

The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

These factors, risks and uncertainties include, without limitation, the results of the audit and review processes performed by the Company's independent auditors with respect to any restatement of the Company's historic financial statements, the continuing possibility of delisting, or halt in trading of, the Company's common stock from the American Stock Exchange and the repercussions from any such delisting, or halt in trading of, the continuing risks associated with the Company's failure to be in compliance with its periodic reporting requirements with the Securities



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and Exchange Commission, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.



AMERICAN STOCK EXCHANGE
SYMBOL - TSC